                                  SCHEDULE 14C
                                 (RULE 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.        )

Check the appropriate box:

[x]  Preliminary Information Statement         [ ]  Confidential, for Use of the
                                                    Commission Only (as per-
                                                    mitted by Rule 14c-5(d)(2))

[ ]  Definitive Information Statement

                                 MICROCOM, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

[x] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)      Title of each class of securities to which transaction applies:
                         COMMON STOCK, $0.01 PAR VALUE
         -----------------------------------------------------------------------

(2)      Aggregate number of securities to which transaction applies:
                         1,839,036
         -----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           $16.25 (MERGER CONSIDERATION PER SHARE SPECIFIED IN MERGER AGREEMENT)
         -----------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:
                         $29,884,335
         -----------------------------------------------------------------------

(5)      Total fee paid:
                         $5,976.87
         -----------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                 MICROCOM, INC.
                              500 River Ridge Drive
                        Norwood, Massachusetts 02062-5028

                                                                    May 30, 1997

Dear Stockholder:

           You are cordially invited to attend a Special Meeting of Stockholders of Microcom, Inc. (the "Company") to be held on Friday, June 20, 1997 at 10:00 A.M. (Boston time) at the offices of Choate, Hall & Stewart, 53 State Street, 35th Floor, Exchange Place, Boston, Massachusetts.

           At the meeting, you will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 9, 1997 by and among Compaq-Boston, Inc. ("Compaq-Boston"), a Massachusetts corporation and wholly-owned subsidiary of Compaq Computer Corporation, a Delaware corporation ("Compaq"), Compaq, and the Company (the "Merger Agreement"). The Merger Agreement provides that Compaq-Boston will be merged with and into the Company (the "Merger"), that the Company, as the surviving corporation, will become a wholly-owned subsidiary of Compaq, and that each then outstanding share of the Common Stock of the Company (other than (i) shares held by the Company as treasury stock, (ii) shares held by Compaq or any subsidiary of Compaq, (iii) shares as to which appraisal rights have been properly exercised and (iv) certain shares subject to option agreements) will be converted automatically into the right to receive $16.25 in cash without interest thereon. The Merger and certain related matters are described in detail in the enclosed Notice of Special Meeting and Information Statement.

           After careful consideration, the Board of Directors has approved the Merger Agreement and unanimously recommends that all stockholders vote "FOR" approval and adoption of the Merger Agreement. The Board believes the Merger is fair and in the best interests of the Company and its stockholders and the Board has received the written opinion of Morgan Stanley & Co. Incorporated, as financial advisors to the Board, to the effect that, as of the date of such opinion, the Merger is fair, from a financial point of view, to the stockholders of the Company. Compaq-Boston owns approximately [90+]% of the outstanding shares of the Common Stock, which were acquired by it in a tender offer for all outstanding shares of the Common Stock, made at $16.25 per share, which expired May 13, 1997 (the "Offer"). The affirmative vote of holders of a majority of the shares of the Common Stock outstanding as of the record date will be necessary for approval and adoption of the Merger Agreement and the transactions contemplated thereby. Compaq, Compaq-Boston and the Company have agreed that Compaq-Boston will vote all shares held by it as of the Record Date in favor of adoption of the Merger Agreement. ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. You may vote your shares of Common Stock, if you so wish, by attending the Special Meeting in person or granting a proxy to another person. Each share is entitled to one vote.

           Pursuant to Massachusetts law, and as described in greater detail in the enclosed Notice of the Special Meeting and Information Statement, holders of Common Stock will be entitled to appraisal rights in connection with the Merger. A holder of Common Stock who desires to pursue appraisal rights must (i) file a written objection to the Merger with the Company before the taking of the stockholders' vote on the Merger Agreement; (ii) refrain from voting in favor of the Merger; and (iii) make written demand from the Company, as the surviving corporation, for payment for the stockholder's shares, all in accordance with the Massachusetts Business Corporation Law. Such appraisal rights are not conditioned upon voting against the Merger.

                                                           Very truly yours,

                                                           JAMES M. DOW
                                                           Chairman of the Board

                                 MICROCOM, INC.
                              500 River Ridge Drive
                        Norwood, Massachusetts 02062-5028

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held on June 20, 1997

           A Special Meeting of Stockholders of Microcom, Inc. (the "Company") will be held at the offices of Choate, Hall & Stewart, 53 State Street, 35th Floor, Exchange Place, Boston, Massachusetts, on Friday, June 20, 1997 at 10:00 A.M. (Boston time) to consider and act upon the following matters:

         1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated as of April 9, 1997 by and among Compaq-Boston, Inc. ("Compaq-Boston"), a Massachusetts corporation and wholly-owned subsidiary of Compaq Computer Corporation, a Delaware corporation ("Compaq"), Compaq, and the Company (the "Merger Agreement"). The Merger Agreement provides that Compaq-Boston will be merged with and into the Company (the "Merger"), that the Company, as the surviving corporation, will become a wholly-owned subsidiary of Compaq, and that each then outstanding share of the Common Stock of the Company (other than (i) shares held by the Company as treasury stock, (ii) shares held by Compaq or any subsidiary of Compaq, (iii) shares as to which appraisal rights have been properly exercised and (iv) certain shares subject to option agreements) will be converted automatically into the right to receive $16.25 in cash without interest thereon.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

           Only stockholders of record at the close of business on May 30, 1997, are entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open between such date and the meeting date. All stockholders are cordially invited to attend the meeting.

           If the Merger Agreement is approved by the stockholders of the Company at the Special Meeting and effected by the Company, any stockholder (i) who files with the Company before the taking of the vote on the approval of such action, written objection to the proposed action stating that such stockholder intends to demand payment for such stockholder's shares if the action is taken and (ii) whose shares are not voted in favor of such action has or may have the right to demand in writing from the Company (as the surviving corporation), within twenty days after the date of mailing to such stockholder of notice in writing that the corporate action has become effective, payment for such stockholder's shares and an appraisal of the value thereof. The Company and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

                                              By Order of the Board of Directors

                                              WILLIAM C. ROGERS
                                              Clerk
May 30, 1997

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE READ THE ATTACHED INFORMATION STATEMENT CAREFULLY. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

         PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES AFTER THE MERGER IS EFFECTIVE.

                                 MICROCOM, INC.
                              500 River Ridge Drive
                        Norwood, Massachusetts 02062-5028

                            INFORMATION STATEMENT FOR
                         SPECIAL MEETING OF STOCKHOLDERS

                           To be Held on June 20, 1997

--------------------------------------------------------------------------------
                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY
--------------------------------------------------------------------------------

           This Information Statement is furnished by the Board of Directors (the "Board") of Microcom, Inc. (the "Company") in connection with a Special Meeting of Stockholders to be held on June __, 1997 at 10:00 A.M. (Boston time) and at any adjournment or postponement of that meeting. The purpose of the Special Meeting is to vote upon the adoption of the Agreement and Plan of Merger dated as of April 9, 1997 by and among Compaq-Boston, Inc. ("Compaq-Boston"), a Massachusetts corporation and wholly-owned subsidiary of Compaq Computer Corporation, a Delaware Corporation ("Compaq"), and the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, Compaq-Boston will merge (the "Merger") with and into the Company and the Company, as the surviving corporation, will become a wholly-owned subsidiary of Compaq. Upon consummation of the Merger, each then outstanding share of the common stock, $0.01 par value per share (the "Common Stock"), of the Company (other than (i) shares held by the Company as treasury stock, (ii) shares held by Compaq or any subsidiary of Compaq, (iii) shares as to which appraisal rights have been properly exercised and (iv) certain shares subject to option agreements) will be converted automatically into the right to receive $16.25 in cash without interest thereon (the "Merger Consideration").

           The Board has fixed May 30, 1997 as the record date (the "Record Date") for determination of stockholders entitled to vote at the Special Meeting. At the close of business on May 30, 1997, there were outstanding and entitled to vote _______________ shares of the Common Stock of the Company. For purposes of the matter before the Special Meeting, under the Company's By-Laws, a quorum consists of a majority of all shares of stock then outstanding and entitled to vote at the meeting. The affirmative vote of holders of a majority of the shares of the Common Stock outstanding as of the record date will be necessary for approval and adoption of the Merger Agreement. Each share is entitled to one vote. Compaq-Boston owns approximately [90+]% of the outstanding shares of the Common Stock, which were acquired by Compaq-Boston in a tender offer for all outstanding shares of the Common Stock, made at $16.25 per share, which expired May 13, 1997 (the "Offer"). Compaq, Compaq-Boston and the Company have agreed that Compaq-Boston will vote all shares held by it as of the Record Date in favor of adoption of the Merger Agreement. ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. You may vote your shares of Common Stock, if you so wish, by attending the Special Meeting in person or by granting a proxy to another person.

           All information in this Information Statement relating to the Company has been supplied by the Company, and all information contained in this Information Statement relating to Compaq, Compaq-Boston and their subsidiaries has been supplied by Compaq. The date of mailing of this Information Statement is expected to be on or about May 30, 1997.

             The date of this Information Statement is May 30, 1997.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

INTRODUCTION...........................................................
TABLE OF CONTENTS......................................................
AVAILABLE INFORMATION..................................................
SUMMARY................................................................
THE SPECIAL MEETING....................................................
THE MERGER.............................................................
CONFIDENTIALITY AGREEMENT..............................................
REGULATORY FILINGS AND APPROVALS.......................................
ACCOUNTING TREATMENT...................................................
APPRAISAL RIGHTS.......................................................
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..............................
SELECTED FINANCIAL INFORMATION OF THE COMPANY..........................
SELECTED FINANCIAL INFORMATION OF COMPAQ...............................
MARKET PRICES OF THE COMMON STOCK AND DIVIDEND
     POLICY............................................................
SECURITY OWNERSHIP OF THE COMMON STOCK BY CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT..................................
INCORPORATION BY REFERENCE.............................................
OTHER MATTERS..........................................................

Annex I   - Agreement and Plan of Merger
Annex II  - Fairness Opinion of Morgan Stanley & Co., Incorporated
Annex III - Sections 85 Through 98 of the Massachusetts Business Corporation Law


                              AVAILABLE INFORMATION

           The Company and Compaq are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the public reference facilities of the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, Washington, DC 20549. Such material relating to the Company should also be available for inspection at the offices of Nasdaq National Market operations, 1735 K Street, N.W. Washington, D.C. 20006 and such material relating to Compaq should also be available at the library of the New York Stock Exchange. In addition, material filed electronically with the Commission by either Compaq or the Company is available at the Commission's Web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

           The Common Stock is currently registered under the Exchange Act. Following the Merger, the Company will become a wholly-owned subsidiary of Compaq. Public trading of the Common Stock ceased on May 14, 1997 when the Common Stock was removed from quotation on The Nasdaq Stock Market. Registration of the shares of Common Stock under the Exchange Act will be terminated upon application by the Company to the Commission no later than the time the Merger is consummated and thereafter the Company will no longer be subject to the reporting requirements of the Exchange Act.

                                     SUMMARY

           The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Information Statement or incorporated herein by reference. Holders of the Common Stock are urged to review the entire Information Statement, the Annexes hereto and the other documents incorporated herein by reference. Capitalized terms used without being defined in this summary have the meanings given to them elsewhere in this Information Statement.

THE PARTIES

           Microcom, Inc., a Massachusetts corporation, is a leading provider of central site and remote access solutions, offering a broad line of products utilizing the Company's wide area network (WAN) technology and its network management and remote access software. Its principal executive offices are located at 500 River Ridge Drive, Norwood, Massachusetts 02062 and its telephone number at such offices is (617) 551-1000.

           Compaq Computer Corporation, a Delaware corporation, is principally engaged in designing, developing, manufacturing, and marketing a wide range of computing products, including desktop computers, portable computers, workstations, communications products and tower PC servers and peripheral products that store and manage data in network environments. Compaq markets its products primarily to business, home, government and education customers. The principal executive offices of Compaq are located at 20555 SH 249, Houston, Texas 77070 and its telephone number at such offices is (281) 370-0670.

           Compaq-Boston, Inc. is a Massachusetts corporation incorporated on April 9, 1997 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the Merger Agreement and the commencement and consummation of the Offer. Compaq-Boston is a wholly-owned subsidiary of Compaq. The principal executive offices of Compaq-Boston are located at 20555 SH 249, Houston, Texas 77070 and its telephone number at such offices is (281) 370-0670.

THE TENDER OFFER AND THE MERGER TRANSACTIONS

           Pursuant to the Merger Agreement, Compaq-Boston commenced the Offer on April 16, 1997, in which Compaq-Boston offered to purchase any and all outstanding shares of Common Stock at $16.25 per share in cash without interest thereon. ________ shares of Common Stock were validly tendered and not withdrawn prior to the expiration of the Offer on May 13, 1997. Between May 15-20, 1997, Compaq-Boston accepted for payment and, therefore, purchased all ________ shares of Common Stock tendered in response to the Offer. The Merger Agreement further provides that following the consummation of the Offer, Compaq will cause Compaq-Boston to merge with and into the Company, with the Company as the surviving corporation. In the Merger, each remaining share of Common Stock (other than (i) shares held by the Company as treasury stock, (ii) shares held by Compaq or any subsidiary of Compaq, (iii) shares as to which appraisal rights have been properly exercised, and (iv) certain shares subject to option agreements (collectively, the "Excluded Shares")) will be converted into the right to receive $16.25 per share in cash without interest thereon (the "Merger Consideration"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Compaq. A copy of the Merger Agreement is attached hereto as Annex I and incorporated by reference into this Information Statement. Compaq is funding the approximately $290 million required for the transactions from its general corporate funds. See also "THE MERGER".

EFFECTS OF THE MERGER

           Pursuant to the Merger, holders of shares of Common Stock (other than the Excluded Shares) will be entitled to receive the Merger Consideration for shares of Common Stock owned by them. After consummation of the Merger, the Company will become a wholly-owned subsidiary of Compaq and the former holders of the Shares will no longer possess any interest in the Company. No later than the consummation of the Merger, the Company will terminate the registration of the Common Stock under Section 12 of the Exchange Act. See "THE MERGER--Certain Effects of the Merger".

THE SPECIAL MEETING

           At the Special Meeting, the holders of the Common Stock will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement. The Special Meeting is scheduled to be held at 10:00 A.M., local time, on June 20, 1997, at the offices of Choate, Hall & Stewart, 53 State Street, Exchange Place, 35th Floor, Boston, Massachusetts. The Board has fixed the close of business on May 30, 1997 as the Record Date. Only holders of record of shares of Common Stock outstanding at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING".

           The Board has approved the Merger Agreement and unanimously recommends that the holders of the Common Stock vote "FOR" approval and adoption of the Merger Agreement. "THE MERGER--Recommendation of the Board and Reasons for the Merger".

REQUIRED VOTE OF STOCKHOLDERS OF THE COMPANY

           Pursuant to the Massachusetts Business Corporation Law (the "MBCL") and the Company's Articles of Organization, as amended, the affirmative vote of the holders of a majority of Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement. At the Record Date, there were _____ shares of the Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at Special Meeting. As of the Record Date, Compaq-Boston held shares representing [90+]% of the votes entitled to be cast by holders of the Common Stock at the Special Meeting. Compaq, Compaq-Boston and the Company have agreed that Compaq-Boston will vote its shares of Common Stock in favor of adoption of the Merger Agreement. Because Compaq-Boston owns approximately [90+]% of the outstanding shares of Common Stock, the adoption of the Merger Agreement is assured. ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. Stockholders of record may vote their shares, if they so wish, by attending the Special Meeting or by granting a proxy to another person. As of the Record Date, the Company's directors and executive officers and their affiliates as a group held shares representing ____% of the votes entitled to be cast by holders of the Common Stock at the Special Meeting. See "THE SPECIAL MEETING--Voting Rights" and "THE MERGER--Interests of Certain Persons in the Merger".

EFFECTIVE TIME

           After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time as the Articles of Merger required under the MBCL are filed with the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time"). See "THE MERGER--The Merger Agreement--The Merger".

EXCHANGE OF SHARES

           From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of the Common Stock (other than the Excluded Shares) shall cease to have any rights as a holder of the Common Stock and such holder's sole right shall be to receive in exchange for such holder's certificates, upon surrender to the Exchange Agent, the Merger Consideration. A letter of transmittal for use in surrendering stock certificates and obtaining payment for surrendered shares will be mailed to such holders promptly following the Effective Time. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE OBTAINED AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS.

BACKGROUND OF THE MERGER

           The terms of the Merger Agreement resulted from arm's length negotiations between representatives of Compaq and the Company. See "THE MERGER--Background".

RECOMMENDATION OF THE COMPANY'S BOARD AND REASONS FOR THE MERGER

           The Board has approved the Merger Agreement and unanimously recommends that the holders of the Common Stock vote "FOR" approval and adoption of the Merger Agreement. The recommendation of the Board is based upon its conclusion that the terms of the Merger Agreement are fair and in the best interests of the Company and its stockholders. For a discussion of the Board's reasons for the Merger and the factors considered by the Board in making its recommendation, see "THE MERGER--Recommendation of the Board and Reasons for the Merger".

OPINION OF FINANCIAL ADVISOR

           In its role as financial advisor to the Company, Morgan Stanley & Co. Incorporated was asked to render its opinion to the Board as to the fairness to the Company, from a financial point of view, of the Merger Consideration to be paid by Compaq-Boston to the holders of the Common Stock. On April 9, 1997, Morgan Stanley delivered to the Board a written opinion to the effect that, as of the date thereof, the consideration to be paid by Compaq-Boston to the holders of the Common Stock pursuant to the Merger Agreement is fair to the holders of the Common Stock from a financial point of view. A copy of the Morgan Stanley opinion is attached hereto as Annex II. See also "THE MERGER--Opinion of Financial Advisor".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

           In considering the recommendation of the Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Board and of the Company's management may have certain interests in the Merger that are in addition to or different from the interests of the stockholders of the Company generally. Compaq has entered into a written agreement with Lewis A. Bergins, President and Chief Executive Officer of the Company, pursuant to which Mr. Bergins will continue to serve as President of the Company after consummation of the Merger. In addition, the Company understands that Compaq intends to grant to certain officers and employees of the Company options to acquire shares of Compaq stock in accordance with Compaq's compensation plans. See "THE MERGER--Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

           The obligations of the Company, Compaq and Compaq-Boston to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) the adoption by the stockholders of the Company of the Merger Agreement in accordance with the MBCL and (ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger. See "THE MERGER--The Merger Agreement--Conditions to the Merger".

RIGHTS TO TERMINATE AND AMENDMENTS

           The Merger Agreement may be terminated prior to the closing of the transactions contemplated thereby under certain circumstances. Under certain of such circumstances, the Company would be required to pay Compaq a termination fee in varying amounts (depending upon the circumstances) ranging up to $10,460,000. See "THE MERGER--The Merger Agreement--Termination; Fees and Expenses; Amendment and Waivers".

ACCOUNTING TREATMENT

           It is expected that the Merger will be accounted for as a purchase in accordance with generally accepted accounting principles. See "THE MERGER--Accounting Treatment".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

           The conversion of shares of Common Stock into the right to receive the Merger Consideration pursuant to the Merger Agreement will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state and local and other tax laws. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS". EACH HOLDER OF THE COMMON STOCK IS URGED TO CONSULT A QUALIFIED TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

APPRAISAL RIGHTS

           Holders of the Common Stock are entitled to appraisal rights under the MBCL in connection with the Merger. See "THE MERGER--Appraisal Rights".

REGULATORY MATTERS

           The Company is not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") and applicable state corporate laws and federal and state securities laws. The waiting period under the HSR Act expired on May 3, 1997.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE; RECORD DATE

           The Special Meeting is scheduled to be held at 10:00 A.M. (Boston time) on June 20, 1997, at the offices of Choate, Hall & Stewart, 53 State Street, Exchange Place, 35th Floor, Boston, Massachusetts. The Board has fixed the close of business on May 30, 1997 (the "Record Date") for the determination of holders of record of the Common Stock entitled to notice of and to vote at the Special Meeting.

PURPOSE OF THE MEETING

           At the Special Meeting, the holders of the Common Stock outstanding as of the Record Date will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, Compaq-Boston will be merged with and into the Company and each then outstanding share of the Common Stock (other than (i) shares held by the Company as treasury stock, (ii) shares held by Compaq or any subsidiary of Compaq, (iii) shares as to which appraisal rights have been properly exercised and (iv) certain shares subject to option agreements) will be converted automatically into the right to receive $16.25 in cash without interest thereon (the "Merger Consideration"). A copy of the Merger Agreement is attached as Annex I to this Information Statement and is incorporated herein by reference. The Company's stockholders also will consider and vote upon such other matters as may properly come before the Special Meeting.

           The Board of Directors has approved the Merger Agreement and unanimously recommends that all stockholders vote "FOR" approval and adoption of the Merger Agreement. See "THE MERGER--Recommendation of the Board and Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

VOTING RIGHTS

           Pursuant to the MBCL and the Company's Articles of Organization, as amended, the affirmative vote of the holders of at least a majority of the shares of the Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement. At the Record Date, there were _________ shares of the Common Stock outstanding. Holders of record of the Common Stock outstanding as of the Record Date are entitled to one vote per share at the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, the holders of Common Stock who are present and entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present. Because the shares of Common Stock owned by Compaq-Boston will be represented at the Special Meeting, a quorum will be present, even if no other shares of Common Stock are represented. Abstentions of shares of Common Stock that are present at the Special Meeting will have the same effect as votes against adoption of the Merger Agreement, and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement. Compaq-Boston owns approximately [90+]% of the issued and outstanding shares of the Common Stock, which were acquired by Compaq-Boston in a tender offer for all outstanding shares of the Common Stock, made at $16.25 per share, which expired May 13, 1997 (the "Offer"). Compaq, Compaq-Boston and the Company have agreed that Compaq-Boston will vote all shares held by them as of the Record Date in favor of adoption of the Merger Agreement. ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. You may vote your shares of Common Stock, if you so wish, by attending the Special Meeting in person or by granting a proxy to another person.

STOCKHOLDERS' RIGHTS OF APPRAISAL

           As more fully described below in "THE MERGER--Appraisal Rights", holders of shares of Common Stock have the right to demand appraisal of, and obtain a cash payment for, the "fair value" of their shares (excluding any element of value arising from the consummation of the Merger Agreement) pursuant to Sections

86 to 98, inclusive, of the MBCL. In order to exercise such rights, such holders of Common Stock must comply with the procedural requirements of Sections 86 to 98, inclusive, of the MBCL. The full text of Sections 86 to 98, inclusive, of the MBCL is attached to this Information Statement as Annex III and any stockholder of the Company desiring to exercise rights of appraisal in connection with the Merger should consult with legal counsel prior to taking any action to ensure that the stockholder complies with the applicable statutory provisions. Failure to take any of the steps required under Sections 86 to 98, inclusive, of the MBCL on a timely basis may result in the loss of appraisal rights. See "THE MERGER--Appraisal Rights" and Annex III.

           In accordance with Massachusetts law, if the Company and any stockholders who properly perfect their appraisal rights fail to agree on the value of the share(s) of Common Stock, either any such stockholder or the Company may file a bill in equity to petition the Superior Court in the county where the Company has its principal office in the Commonwealth of Massachusetts to determine the value of the share(s) of Common Stock. The Company has not made any determination at this time as to whether it would file such a bill in equity. Therefore, if the Company and any objecting stockholder fail to agree on the value of the stock, the stockholder may be required to file a bill in equity in accordance with Sections 86 to 98, inclusive, of the MBCL for the action to proceed.

INDEPENDENT AUDITORS

           Representatives of Arthur Andersen LLP, independent auditors for the Company, will not be present at the meeting.

                                   THE MERGER

           The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Information Statement as Annex I and is incorporated herein by reference.

BACKGROUND OF THE MERGER

           In November 1996, representatives of Compaq contacted representatives of the Company to explore a possible original equipment manufacturer ("OEM") relationship and several meetings between the companies were held during December 1996 and January 1997 to pursue that relationship. At a meeting in Boston, Massachusetts on January 9, 1997, originally scheduled to discuss the nature and terms of an OEM relationship, Mr. Alan Lutz, Senior Vice President and General Manager of Compaq's Communication Products Group, first broached the subject of a possible acquisition of the Company by Compaq with Messrs. Roland
D. Pampel, then President and Chief Executive Office of the Company and Lewis A. Bergins, then Executive Vice President, International Operations and Modulation Business of the Company.

           Mr. Pampel then reported the substance of that meeting in a telephone meeting of the Board on January 11, 1997. Included in that meeting, in addition to the Board and senior Company executives, were representatives of Morgan Stanley & Co. Incorporated, as financial advisors to the Board ("Morgan Stanley"), and the Company's outside counsel. At that meeting, Morgan Stanley was instructed to consult with Compaq's financial advisor, Greenhill & Co., LLC ("Greenhill"), to determine Compaq's timetable for the performance of due diligence and negotiations. At the regularly scheduled Board meeting held January 15, 1997, the matter was again discussed and representatives of Morgan Stanley reported on their conversations with Greenhill to the effect that Compaq timetable for discussions and negotiations had lengthened although Compaq continued to express interest in a possible acquisition.

           On February 26, 1997, Mr. Bergins next discussed, in a telephone conversation with Mr. Lutz, the timetable for due diligence and negotiations with respect to a possible acquisition. The same day, Mr. Bergins reported the results of his telephone conversation to the Board at its regularly scheduled February meeting. During the meeting, the Board and Morgan Stanley discussed issues relating to an acquisition, including timing and negotiation strategies.

           On March 4 and 5, 1997, representatives of Compaq, its outside counsel, its outside auditors and Greenhill met in Boston with representatives of the Company, the Company's outside counsel and Morgan Stanley to discuss matters relating to the Company and its business. Mr. Lutz then met with Mr. Bergins in Boston on March 6, 1997 to discuss a possible transaction structure and Mr. Bergin's role with the Company following consummation of such a transaction. The following day, March 7, 1997, Mr. Lutz and representatives of Greenhill met with the Company's outside counsel and Morgan Stanley to discuss potential terms under which a transaction could be consummated. Initial proposals from both sides were considered during this meeting. The Company's Board, after informal discussion, instructed the Company's senior management and Morgan Stanley to continue discussions. Messrs. Lutz and Bergins then had a telephone discussion on Thursday, March 10, 1997, at which certain outstanding due diligence issues were discussed.

           On March 19, 1997, Messrs. Bergins, Pampel and Peter J. Minihane (the Company's Chief Financial Officer), together with the Company's outside counsel and several partners from the Company's outside auditors, met in Houston with representatives of Compaq, including Mr. Lutz and Compaq's general counsel, to continue discussions. The status of discussions was then reported at the Company's regularly scheduled meeting of the Board on March 21, 1997, at which meeting Mr. Bergins was directed to continue to negotiate to see if an acquisition with appropriate price and other conditions satisfactory to the Company, could be structured.

           Thereafter, on April 7, 1997, negotiations and discussions among representatives of Compaq and the Company and their respective outside counsel and financial advisors began with respect to the terms and conditions of a merger agreement. Mr. Lutz and Mr. Bergins conferred by telephone on April 8, 1997, and again on April 9, 1997, to discuss specific terms, including price.

           On April 9, 1997, the Company's Board met to consider a revised draft of the Merger Agreement (incorporating the revisions set forth above) including a price of $16.25 per share of Common Stock presented by Mr. Lutz to Mr. Bergins in a telephone conversation prior to the commencement of the Board meeting. In considering the Merger Agreement, the Board considered and discussed, among other things, the following: (i) the Company's business plan for the fiscal year ended March 31, 1998 and the various factors, including risks attendant to successful accomplishment of the plan's stated objectives; (ii) the opinion of Morgan Stanley, described below; (iii) the premium and value accruing to the stockholders of the Company as a result of the Offer and the Merger; (iv) the potential effect on other potential bidders of the $10,460,000 fee or $2,000,000 fee (as the case may be) and the reimbursement of up to $2,000,000 in out-of-pocket expenses that will become payable to Compaq under specified circumstances (including negotiations to reduce the scope or the circumstances under which such fees and expenses would become payable); (v) the potential effect on other potential bidders of limitations on the Company's ability to solicit or respond to other competing bids, if any (including negotiations to reduce the scope of such limitations); (vi) the history of the Company's experience with its major OEM partners over the past nine months including a discussion by Morgan Stanley of consolidations occurring in the data communications industry; and (vii) the likelihood that the Offer by Compaq and Compaq-Boston would be consummated.

           By the unanimous vote of all directors, the Board (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's stockholders. On April 9, 1997, the parties executed and delivered the Merger Agreement.

           On April 16, 1997, Compaq-Boston commenced the Offer, which expired pursuant to its terms on May 13, 1997. On May 15, 1997, Compaq-Boston accepted for payment, and, therefore, purchased all of the __________ shares of Common Stock that were validly tendered and not withdrawn prior to the expiration of the Offer. The shares of Common Stock so purchased represent approximately [90+]% of the outstanding shares.

           The waiting period under the HSR Act applicable to the Merger expired on May 3, 1997, thereby satisfying one of the conditions of the Merger Agreement.

           On May __, 1997, Lewis A. Bergins, Donald G. Kennedy, and John C. Rutherford resigned as directors of the Company and Alan G. Lutz, J. David Cabello, Edward E. Olkkola, Earl L. Mason and Robert W. Stearns, designees of Compaq, were elected as directors of the Company. James M. Dow, Michael I. Schneider and Fred L. Luconi remain directors of the Company.

RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

           The Board believes that the terms of the Merger are fair to and in the best interests of the Company's stockholders. Accordingly, the Board has approved the Merger Agreement and recommends that the Company's stockholders vote in favor of the Merger.

           In determining to recommend to the Company's stockholders that they approve the Merger, the Board and the Committee considered a number of factors, including, without limitation, the following:

                     (i) the Board's familiarity with and review of the Company's business, financial condition, results of operations, assets, liabilities, business strategy and prospects and, in particular, the Company's business plan for the fiscal year ended March 31, 1998 and the various factors, including risks, attendant to successful accomplishment of the plan's stated objectives;

                     (ii) the recent consolidations occurring in the Company's industry, including acquisitions by certain of the Company's OEM partners;

                     (iii) the written opinion of Morgan Stanley dated April 9, 1997, that as of such date the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to such holders; a copy of such opinion, setting forth procedures followed, assumptions made, areas of reliance and other matters considered by Morgan Stanley in arriving at their opinion, is attached as Annex II to this Statement and is incorporated herein by reference, and should be read in its entirety; in considering such opinion, the Board was aware that upon delivery thereof, Morgan Stanley became entitled to certain fees described in the following section in connection with its engagement by the Company and that, in addition, Morgan Stanley expressed no opinion or recommendation as to whether the stockholders of the Company should accept the Offer and the Merger;

                     (iv) the presentations of Morgan Stanley in connection with such opinion as to various financial and other considerations (as further described below in "Opinion of Financial Advisor") deemed relevant to the Board's evaluation of the Offer and the Merger;

                     (v) the historical and recent market prices of a share of the Common Stock and the fact that the $16.25 per share Offer price and Merger Consideration represents, among other things, a premium of 55% over the closing price for a share of the Common Stock on the Nasdaq National Market on the day before the announcement of the Offer, a premium of 38% over the closing price for such shares on the Nasdaq National Market 30 days preceding such announcement, and a premium of 44% over the 90 day average closing price for such shares;

                     (vi) the terms and conditions of the Offer and the Merger Agreement, including the fact that the Offer was not subject to financing but was subject to minimum tender conditions and that it contemplates the payment or reimbursement to Compaq, under certain circumstances and subject to certain limits, of certain fees and expenses; in analyzing the conditions, the Board considered, among other things, the risk of the Offer's non-consummation; in assessing the termination fees, the Board considered the likelihood of any third party making a proposal for a third party transaction and that the effect of the termination fee would be to increase by the amount of such termination fee the costs to a third party of acquiring the Company;

                     (vii) the financial ability of Compaq to consummate the Offer and the Merger;

                     (viii) the possible impact of the Offer and the Merger and of alternatives thereto on the Company's business and prospects; and

                     (ix) the fact that following the consummation of the Offer and the Merger, the current stockholders of the Company will no longer be able to participate in any increases or decreases in the value of the Company's business and profits.

           In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their determinations.

OPINION OF FINANCIAL ADVISOR

           The Company retained Morgan Stanley as financial advisor to the Board in connection with the Merger. Morgan Stanley was selected by the Board to provide such services based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with the Company.

           Morgan Stanley rendered to the Board its written opinion dated as of April 9, 1997 (the "Morgan Stanley Opinion") that, as of such date, based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of shares of Common Stock pursuant to the Merger was fair from a financial point of view to the Company.

           A copy of the Morgan Stanley Opinion is attached hereto as Annex II to this Information Statement. Stockholders of the Company are urged to read the Morgan Stanley Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Morgan Stanley in rendering such opinion. References to the Morgan Stanley Opinion herein and the summary thereof set forth below are qualified by references to the full text of the Morgan Stanley Opinion, which is incorporated by reference. The Morgan Stanley Opinion does not constitute a recommendation to any of the Company's stockholders as to whether the stockholders of the Company should approve the Merger.

           In arriving at its opinion, Morgan Stanley (a) reviewed certain publicly available financial statements and other information of the Company and Compaq; (b) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (c) analyzed certain financial projections prepared by the management of the Company; (d) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (e) reviewed the reported prices and trading activity for the Common Stock; (f) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities; (g) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (h) participated in discussions and negotiations among representatives of the Company, Compaq and their financial and legal advisors;
(i) reviewed the Merger Agreement and certain related documents; (j) participated in discussions with certain third parties, including Compaq, who expressed interest in acquiring the Company or certain assets of the Company, which led to the proposed Merger; and (k) performed such other analyses and considered such other factors as it deemed appropriate.

           In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering this opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley also relied upon, without independent verification, the assessment by management of the Company's technologies and products, and the validity of, and risks associated with, the Company's existing and future products and technologies. Morgan Stanley did not made any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. The Morgan Stanley Opinion stated that it is necessarily based on economic, market and other conditions in effect on, and the information made available to it as of, the date of such opinion.

           The following is a brief summary of certain financial analyses performed by Morgan Stanley in connection with the Morgan Stanley Opinion:

           COMPARATIVE STOCK PRICE PERFORMANCE. As part of its analysis, Morgan Stanley reviewed the recent stock market performance of the Common Stock and compared such performance to that of certain publicly traded comparable modem companies such as U.S. Robotics, Global Village Communication, Boca Research and Zoom Telephonics (the "Modem Comparables"), certain publicly traded comparable networking companies such as Cisco Systems, 3Com, Bay Networks and Cabletron Systems (the "Networking Comparables"), and such certain publicly traded comparable remote access companies such as Ascend Communications, Shiva and Digi International (the "Remote Access Comparables"). Morgan Stanley observed that over the period January 1, 1996 to April 14, 1997, the Company underperformed the Modem Comparables index by 18%, underperformed the Networking Comparables index by 49%, and underperformed the Remote Access Comparables index by 26%.

           PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of the Company with that of the Modem Comparables, Networking Comparables, and Remote Access Comparables. Such financial information included, among other things, market valuation, market value as a multiple of historical operating income, market value as a multiple of projected earnings, and market value as a multiple of projected earnings taken as a multiple of the projected earnings per share ("EPS") growth rate. In particular, Morgan Stanley compared the multiples calculated by dividing the implied acquisition value of the Company by each of the above financial parameters with those similarly calculated multiples for the various groups of comparables. The acquisition value multiples implied by the Merger equated to 30.5 times operating income for the calendar year 1996, 27.4 times research analyst consensus forecast earnings for the calendar year 1997, and 1.4 times the projected EPS growth rate; compared to a median of 3.7, 11.6 and 7.7 times calendar year 1996 operating income, 16.0, 18.2 and 22.9 times calendar year 1997 earnings, and 0.7, 0.6 and 0.2 times the projected EPS growth rates for the Modem, Networking, and Remote Access Comparables, respectively.

           No company utilized as a comparison in the peer group analysis is identical to the Company. In evaluating the Modem, Networking, and Remote Access Comparables, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospect of the Company or the industry or the financial market in general.

           ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley examined selected precedent merger and acquisition transactions involving remote access companies. Such analysis resulted in a median of 3.08 times historical revenues,
17.3 times historical operating income, 13.2 times projected net income, a 2.6% premium over the stock price one month prior to announcement of the transaction, and a 11.9% premium over the stock price one day prior to announcement of the transaction.

           No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

           DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of the Company's future trading prices based on a range of management based earnings per share estimates increased to reflect the research analyst consensus growth rate for the Company for calendar years 1998 and 1999, illustrative multiples of earnings per share ranging from 12.0 times to 16.0 times next calendar year's earnings per share, and illustrative discount rates ranging from 15.0% to 25.0% based on Morgan Stanley estimates of the theoretical return required by shareholders to hold shares of the Company. Based on this analysis, Morgan Stanley estimated a present value of the potential future trading price per share ranging from approximately $12.00 to $20.00 for the Common Stock.

           The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual vale of the Company.

           In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement from a financial point of view and were provided to the Board in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company nor Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley Opinion, including Morgan Stanley's presentation to the Board, was one of many factors taken into consideration by the Board in making its determination to approve the Merger.

           The Company retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distribution of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley and its affiliates have provided financial advisory and financing services to the Company and have received customary fees in connection with these services.

           The Company has agreed to pay Morgan Stanley a Transaction Fee of $2.5 million for the rendering of financial advisory services in connection with the transaction. The Company also has agreed to reimburse Morgan Stanley for its out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses related to Morgan Stanley's engagement.

CERTAIN PROJECTIONS

           The Company does not as a matter of course prepare or make public any forecasts as to future performance or earnings. However, management of the Company prepared certain projections which were furnished to representatives of Compaq in February 1997. The projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections nor do the projections purport to comply with generally accepted accounting principles. No independent public accountant has audited, examined, reviewed or compiled such projections and accordingly, no such firm has expressed any opinion or other form of assurance thereon or assumes any responsibility for them. No other independent expert has reviewed these projections. None of the Company, Compaq, Compaq-Boston or any party to whom any of these projections were provided assumes any responsibility for the accuracy of such projections. These projections constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from management's expectations and beliefs based on a number of risks and uncertainties, many of which risks and uncertainties have been described in the Company's filings with the Securities and Exchange Commission. See "INCORPORATION BY REFERENCE."

           These projections are based on a number of estimates and assumptions that, while considered reasonable by the Company at the time they were made, were and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and upon assumptions with respect to future business decisions that were and are subject to change. The projections were prepared in the course of discussions concerning the acquisition based on estimates and assumptions considered reasonable by the Company at that time. Many of the estimates and assumptions on which the projections are based may not be consistent with estimates and assumptions which the Company's management would deem reasonable at the present time. Many of the estimates and assumptions which the Company believed were reasonable at the time the projections were prepared would no longer be valid now that the Company is a subsidiary of Compaq. In addition, the projections included projections for periods for which actual historical results are now known. Future results may vary from the projections as a result of a variety of other factors as well, including changes in the levels of revenue derived from sales of the Company's products, the introduction of alternate technologies by the Company or its competitors, fluctuations in operating costs, changes in the

Company's strategy, the effects of major transactions involving the Company (such as the Merger) and other industry and general economic factors. Accordingly, the Company and Compaq believe that the results projected may be materially different from the results which actually will be realized.

           The projections and actual results will vary because events and circumstances frequently do not occur as expected, and such variations may be material. The inclusion of the summary projections herein should not be regarded as a representation by the Company, Compaq or any other person that the projections will be achieved. Neither the Company nor Compaq intends to update the summary projections.

           The summary projections and assumptions stated below should be reviewed carefully in conjunction with each other, with the consolidated financial statements of the Company and the notes thereto incorporated by reference in this Information Statement. The projections prepared by management of the Company included the following (in thousands of dollars) for the fiscal year ending March 31, 1998:

                                                               FISCAL YEAR ENDING MARCH 31, 1998
                                                               ---------------------------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                           AMOUNTS)
           Revenues.......................................                 $274,835
           Cost of goods sold.............................                  171,929
           Operating expenses.............................                   68,496
           Income from operations before income taxes.....                   34,410
           Net income.....................................                   25,807
           Net income per share...........................                    $1.50

           The revenue projections set forth above were based principally on detailed forecasts for products presented by certain of the Company's major OEM customers, as well as its own estimates for new OEM customers and for products sold through distribution. Expense forecasts were based partially on historical experience as well as estimates based on sales forecasts and attainment of certain manufacturing efficiencies. The projections were prepared on a stand-alone basis and do not reflect any effect from the Offer and the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

           In considering the Board's recommendation that the Merger Agreement be approved, stockholders should be aware that the directors and executive officers of the Company have certain interests, described below, in connection with the Merger. The Board has considered such interests in addition to the other matters described above under "THE MERGER--Recommendation of the Board and Reasons for the Merger" in recommending the approval of the Merger Agreement.

           Compaq has entered into a written agreement dated as of April 9, 1997 with Lewis A. Bergins, President and Chief Executive Officer of the Company (the "Continuation Agreement"), pursuant to which Mr. Bergins will continue to serve as President of the Company after consummation of the Merger. The Continuation Agreement has a one-year term, subject to extension upon the agreement of the parties. Under the Continuation Agreement, Mr. Bergins will receive: (i) base salary of approximately $285,000 per annum, subject to annual increases; (ii) eligibility for a target bonus for 1997 of $215,000, depending upon attainment of certain agreed-upon performance criteria; and (iii) an option to purchase 25,000 shares of Compaq's common stock. In the event of termination of Mr. Bergins' employment during the term of the Continuation Agreement other than for "cause," as defined in the Continuation Agreement, the Continuation Agreement provides that Mr. Bergins will be entitled to severance compensation from Compaq of one year's continuance of his annual base salary as in effect at the time of termination. Upon consummation of the Merger, the Continuation Agreement supersedes Mr. Bergins' existing compensation and severance arrangements with the Company.

           Except as otherwise described herein, to the best knowledge of the Company, as of the date hereof, there are no material contracts, agreements, arrangements or understandings, or any actual or potential conflicts of interest between the Company or its affiliates and (i) the Company's executive officers, directors or affiliates or (ii) Compaq or Compaq-Boston or the executive officers, directors or affiliates of each of them.

           The Company understands that Compaq intends to grant to certain officers and employees of the Company options to acquire shares of Compaq stock in accordance with Compaq's compensation plans.

CERTAIN EFFECTS OF THE MERGER

           At the Effective Time, all of the properties, rights, privileges, powers, and franchises of the Company and Compaq-Boston will vest in the Company as the surviving corporation (the "Surviving Corporation"), and all debts, liabilities, restrictions, disabilities, and duties of the Company and Compaq-Boston will become the debts, liabilities, restrictions, disabilities, and duties of the Surviving Corporation. At the Effective Time, the Articles of Organization of Compaq-Boston in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation until amended in accordance with applicable law. The By-Laws of Compaq-Boston in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

           The Common Stock is no longer publicly traded and, as a result of the Offer and the Merger, Compaq will become the sole stockholder of the Surviving Corporation. Following the Merger, the current stockholders other than Compaq and Compaq-Boston will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth. Trading in the Common Stock ceased on May 14, 1997 when the Common Stock was removed from quotation on the Nasdaq Stock Market. Registration of the Common Stock under the Exchange Act also will be terminated, as will the ongoing disclosure requirements thereunder.

           At the Effective Time, by virtue of the Merger and without any action on the part of Compaq, Compaq-Boston, the Company, or the holder of any of the shares of Common Stock, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by the Company as treasury stock, (ii) shares held by Compaq or any subsidiary of Compaq, (iii) shares as to which appraisal rights have been properly exercised and (iv) shares of Option Restricted Stock (as hereinafter defined) (collectively, the "Excluded Shares")), shall by virtue of the Merger and without any action on the part of the holder thereof be cancelled and extinguished and be converted into the right to receive an amount equal to the Merger Consideration. Each share of common stock, par value $0.01 per share, of Compaq-Boston outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

THE MERGER AGREEMENT

           THE MERGER

           The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time which the Company and Compaq-Boston file the articles of merger (the "Articles of Merger") with the Secretary of State of The Commonwealth of Massachusetts and make all other filings or recordings required by MBCL in connection with the Merger, Compaq-Boston shall be merged with and into the Company in accordance with MBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of The Commonwealth of Massachusetts (the "Effective Time"). As a result of the Merger, the separate corporate existence of Compaq-Boston will cease and the Company will be the surviving corporation (the "Surviving Corporation").

           At the Effective Time (i) each share of Common Stock held in the treasury of the Company or owned by Compaq or any subsidiary thereof (including Compaq-Boston) shall be canceled, and no payment shall be made with respect thereto, (ii) each share of common stock of Compaq-Boston then outstanding shall be converted into and become one share of common stock of the Surviving Corporation, and (iii) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above and except shares of Common Stock as to which appraisal rights have been properly exercised and shares of Option Restricted Stock (as hereinafter defined), be converted into the right to receive $16.25 per share in cash without interest thereon.

           The Merger Agreement provides that, at the Effective Time, the Articles of Organization of Compaq-Boston will be the Articles of Organization of the Surviving Corporation, except that the name of the Surviving Corporation shall be "Microcom, Inc."

           OPTION RESTRICTED STOCK

           With respect to any shares of Common Stock acquired upon exercise of an option granted under any stock option or incentive plan of the Company that as of the Effective Date is subject to contractual forfeiture or resale restrictions ("Option Restricted Stock"), such shares shall be canceled immediately prior to the Effective Time, and Compaq shall grant, as of the Effective Time, to each former holder of Option Restricted Stock, a number of shares of Compaq common stock having a market value, based on the most recent per share closing price of Compaq common stock on the New York Stock Exchange prior to the Effective Date, equal to the product of (i) the number of shares of Option Restricted Stock formerly held by such holder multiplied by (ii) $16.25. Such Compaq common stock shall be subject to the same contractual forfeiture or resale restrictions as applied to the Restricted Stock immediately prior to the cancellation thereof.

           AGREEMENTS OF COMPAQ, COMPAQ-BOSTON AND THE COMPANY

           The Merger Agreement provides that effective upon acceptance of payment pursuant to the Offer of a number of shares of Common Stock that satisfies the minimum condition of the Offer, Compaq is entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this paragraph) multiplied by (ii) the percentage that the number of shares of Common Stock beneficially owned by Compaq (including shares of Common Stock accepted for payment) bears to the total number of shares of Common Stock outstanding; and the Company would take all action necessary to cause Compaq's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors. The Merger Agreement further provides that the Company shall use its best efforts to cause at least three members of the Company's Board as of the date of the Merger Agreement who are not employees of the Company (the "Continuing Directors") to remain members of the Board until the Effective Time.

           Pursuant to the Merger Agreement, the Company has agreed to use its best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. Compaq has agreed to vote all shares of Common Stock then beneficially owned by it in favor of adoption of the Merger Agreement.

           The Company has agreed that, prior to the Effective Time, the Company will not adopt or propose any change in its Articles of Organization or By-Laws; in addition, the Company has agreed that prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries (each, a "Subsidiary") to (a) merge or consolidate with any other Person (as defined in the Merger Agreement) or (other than purchases of materials or products in the ordinary course of business) acquire a material amount of assets of any other person; (b) sell, lease, license or otherwise dispose of any material asset or property to any Person except (i) pursuant to existing contracts or commitments, and (ii) in the ordinary course consistent with past practice; (c) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated under the Merger Agreement; (d) agree or commit to do any of the foregoing; or (e) take or agree or commit to take any action that would make any representation and warranty of the Company under the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time.

           Pursuant to the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the termination thereof, the Company and each Subsidiary and the officers, directors, employees or other agents of the Company and each Subsidiary will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or (ii) except as otherwise required by the fiduciary duties of the Board as advised in writing by counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company has agreed to notify promptly Compaq (and in no event later than 24 hours after receipt of a written Acquisition Proposal) after (i) receipt of any Acquisition Proposal, (ii) the Company has actual knowledge that any Person is considering making an Acquisition Proposal or (iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that the Company has actual knowledge is considering making, or has made, an Acquisition Proposal and to keep Compaq fully informed of the status and details of any such Acquisition Proposal indication or request. "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by the Merger Agreement. The Company has agreed not to engage in negotiations with, or disclose any nonpublic information to, any Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement between the Company and Compaq dated April 9, 1997. Pursuant to the Merger Agreement, the Company has agreed to cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to April 9, 1997 with respect to any Acquisition Proposal.

           Compaq and the Company have agreed to appoint personnel from their respective human relations departments that will meet and coordinate the manner of transition of the insurance, compensation and other benefit plans of the Company following the Merger. The parties have agreed that for two years following the Effective Time, the Company's employees will be provided benefits that are substantially comparable in the aggregate to those provided by the Company to its employees as of April 9, 1997, excluding all forms of stock-based or equity based compensation.

           Compaq and Compaq-Boston have agreed that for five years after the Effective Time, Compaq will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Articles of Organization and By-Laws in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law. In addition, Compaq has agreed that for five years after the Effective Time, Compaq will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. Notwithstanding the foregoing, Compaq will not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in the twelve months ended December 31, 1996, which amount has been disclosed to Compaq.

           REPRESENTATIONS AND WARRANTIES

           The Merger Agreement contains customary representations and warranties of the parties thereto including (a) representations by the Company as to its corporate existence and power, corporate authorizations, governmental authorizations, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, disclosure documents, absence of certain damages, absence of undisclosed material liabilities, litigation, taxes, employee matters, compliance with laws, finders' fees, patents and other proprietary rights, environmental matters, and antitakeover provisions and (b) representations by Compaq as to its and Compaq-Boston's corporate existence and power, corporate authorizations, governmental authorizations, non-contravention, disclosure documents and finders' fees.

           CONDITIONS TO THE MERGER

           The obligations of the Company, Compaq and Compaq-Boston to consummate the Merger are subject to the satisfaction of the following conditions: (i) the adoption by the stockholders of the Company of the Merger Agreement in accordance with the MBCL; (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (iv) Compaq-Boston shall have purchased shares of Common Stock pursuant to the Offer.

           TERMINATION

           The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Merger Agreement by the stockholders of the Company, (a) by mutual written consent of the Company and Compaq; (b) by either the Company or Compaq, if the Offer has not been consummated by June 4, 1997; (c) by either the Company or Compaq if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Compaq or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (d) by either the Company or Compaq if the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal; or (e) by Compaq if any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Compaq, Compaq-Boston or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least a majority of the outstanding shares of Common Stock. If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of the Company, Compaq or Compaq-Boston other than obligations of the Company under certain provisions of the Merger Agreement to pay certain fees to and expenses of Compaq or Compaq-Boston (as described below).

           FEES AND EXPENSES

           The Company has agreed that if the Merger Agreement is terminated (i) in accordance with clause (b) under "Termination" above and (x) the Company shall have failed to observe or perform in any material respect any of its obligations under the Merger Agreement or (y) an Acquisition Proposal shall have been received prior to June 4, 1997 and not publicly rejected by the Company's Board, or (ii) in accordance with clauses (d) or (e) above, the Company will pay to Compaq, within two business days following such event, a fee equal to $10,460,000 in cash.

           The Company has agreed to pay Compaq an amount in immediately available funds equal to the sum of (i) Compaq's out-of-pocket expenses in connection with the transactions contemplated by the Merger Agreement (but not in excess of $2 million) and (ii) $2 million, after the termination of the Merger Agreement pursuant to the provisions described in clause (b) under "Termination" above, where any of the representations or warranties of the Company set forth in the Merger Agreement were not true and correct as of the date of the Merger Agreement.

           Except as described in the preceding paragraphs, the Merger Agreement provides that the Company, Compaq and Compaq-Boston shall each bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

           AMENDMENT AND WAIVERS

           Any provisions of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed (i) in the case of any amendment, by the Company, Compaq and Compaq-Boston or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. A termination or amendment of the Merger Agreement requires, in the case of the Company, action by the Company's Board or the duly authorized designee of the Company's Board. The Merger Agreement provides that in the event that Compaq's designees are appointed or elected to the Board of the Company after the consummation of the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the Continuing Directors will be required for the Company to agree to amend, waive compliance with or terminate the Merger Agreement.

CONFIDENTIALITY AGREEMENT

           Effective as of April 9, 1997, the Company and Compaq entered into a letter agreement (the "Confidentiality Agreement"), pursuant to which Compaq agreed to keep confidential certain business and/or technical information of the Company furnished to Compaq in connection with the subject matter of the Merger Agreement.

REGULATORY FILINGS AND APPROVALS

           The Company is not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with the HSR Act and applicable state corporate laws and federal, state international securities laws. The waiting period under the HSR Act expired on May 3, 1997.

ACCOUNTING TREATMENT

            It is expected that the Merger will be accounted for as a "purchase" transaction in accordance with generally accepted accounting principles.

APPRAISAL RIGHTS

           If the Merger becomes effective, a holder of the Common Stock who does not vote in favor of the Merger and who follows the procedures prescribed under MBCL may require the Company as the surviving corporation to pay the "fair value", determined as provided under the MBCL, for the shares held by such stockholder. The following is a summary of certain features of the relevant sections of the MBCL, the provisions of which are set forth in full in Annex III hereto, and such summary is subject to and qualified in its entirety by reference to such law. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise such rights should carefully review and adhere to such provisions.

           A holder of the Common Stock who desires to pursue the appraisal rights available to such stockholder must: (i) file a written objection to the Merger with the Company pursuant to Section 86 of Chapter 156B of the MBCL before the taking of the stockholder's vote on the Merger Agreement, stating the intention of such stockholder to demand payment for shares owned by such stockholder if the Merger is approved and the Merger is consummated; (ii) refrain from voting in favor of the Merger; and (iii) make written demand (the "Demand") to the Company as the surviving corporation for payment for said stockholder's shares within twenty days of the date of mailing of a notice by the surviving corporation to objecting stockholders that the Merger has become effective (which notice will be sent within 10 days of the Effective Date). Such written objection and written demand should be delivered to Microcom, Inc., 500 River Ridge Road, Norwood, Massachusetts 02062-5028, Attention: Peter J. Minihane, Executive Vice President, and it is recommended that such objection and demand be sent by registered or certified mail, return receipt requested.

           A stockholder who files the required written objection with the Company prior to the stockholder vote need not vote against the Merger, but a vote in favor of the Merger will constitute a waiver of such stockholder's statutory appraisal rights. A vote against the Merger does not, alone, constitute a written objection.

           The value of the Common Stock will be determined initially by the Company as the surviving corporation and the dissenting stockholder. If, during the period of thirty days after the expiration of the period during which the Demand may be made, the Company and the stockholder fail to agree on the value of the

Common Stock, either of them may file a bill in equity in the Superior Court of Norfolk County, Massachusetts, asking that the Court determine the value. The bill in equity must be filed within four months after the date of expiration of the foregoing thirty-day period. If the bill in equity is timely filed, the court or an appointed special master will hold a hearing. After the hearing, the court shall enter a decree determining the fair value of the Common Stock and shall order the Company to make payment of such value, with interest, from the date of the vote approving the Merger, if any, to the stockholders entitled to said payment, upon transfer by them to the Company of the certificates representing the Common Stock held by said stockholders. The "fair value" of the Common Stock determined in accordance with the procedures described above could be more than, the same as or less than the Merger Consideration.

           For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger Agreement by stockholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

           The enforcement by a stockholder of his or her request to receive payment for shares of the Common Stock as provided under the applicable statutory provisions shall be an exclusive remedy except that such remedy shall not exclude the right of a stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said stockholder. In Coggins v. New England Patriots Football Club, Inc., 397 Mass. 525 (1986), however, the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal where violations of fiduciary duty exist.

           A final judgment by the court or a special master determining the fair value of the Common Stock would be binding on and enforceable by the Company stockholders who have perfected their statutory appraisal rights, even if such fair value were determined to be less than the Merger Consideration. A stockholder who perfects his rights as a dissenting stockholder will not, after the Effective Date, be entitled to notices of meetings, to vote, or to receive dividends.

           Each share of the Common Stock held by stockholders who seek to exercise appraisal rights and, after the Effective Time, fail to perfect or lose any such right to appraisal, shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

           The conversion of shares of Common Stock into the right to receive the Merger Consideration pursuant to the Merger Agreement will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state and local and other tax laws. In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of his or her shares of Common Stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if such shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale of such shares. Legislation that would reduce the tax rate on long-term capital gain is now pending before the United States Congress but its enactment is uncertain. The foregoing discussion may not apply to stockholders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                    SELECTED FINANCIAL INFORMATION OF COMPAQ

           The following selected consolidated financial data relating to Compaq and its subsidiaries have been taken or derived from the audited financial statements contained in Compaq's Annual Report on Form 10-K for the year ended December 31, 1996. More comprehensive financial information is included in such Annual Report and the other documents filed by Compaq with the Commission, and the financial data set forth below is qualified in its entirety by reference to such Annual Report and other documents and all of the financial statements and notes contained therein. See "INCORPORATION BY REFERENCE."

                                                                                        YEAR ENDED DECEMBER 31
                                                                        ------------------------------------------------------
                                                                                 1996             1995            1994
                                                                        ------------------------------------------------------
                                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
    Sales...............................................................      $18,109          $14,755         $10,866
    Gross margin........................................................        4,196            3,388           2,727
    Income before provision for income taxes............................        1,876           1,188*           1,172
    Net income..........................................................        1,313             789*             867
    Earnings per share..................................................         4.66            2.87*            3.21
    Shares used in computing earnings per common and
       common equivalent share..........................................        281.4            275.0           270.1

BALANCE SHEET DATA
    Current assets......................................................        9,169            6,527           5,158
    Total assets........................................................       10,526            7,818           6,166
    Current liabilities.................................................        3,852            2,680           2,013
    Long-term debt......................................................          300              300             300
    Stockholders' equity................................................        6,144            4,614           3,674

------------------
* Includes a $241 million ($.87 per share) non-recurring, non-tax deductible charge for purchased in-process technology in connection with acquisitions in 1995.

                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

    The following selected consolidated financial data relating to the Company and its subsidiaries have been taken or derived from the audited financial statements of the Company appearing in its Form 10-K for the fiscal year ended March 31, 1996 and the unaudited financial statements contained in the Company's quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 1995 and December 31, 1996. More comprehensive financial information is included in such Form 10-K and Form 10-Qs and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents and all of the financial statements and notes contained therein. See "INCORPORATION BY REFERENCE."

                                                 NINE MONTHS ENDED
                                              DECEMBER 31 (unaudited)                          FISCAL YEAR ENDED MARCH 31
                                             --------------------------               ---------------------------------------
                                             1996                 1995                 1996             1995              1994
                                             -----                -----               ------            -----             ----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales..............................       $131,181           $101,341             $146,044          $93,106           $56,464
                                             ---------          ---------             --------          -------           -------
Gross margin...........................         46,555             43,067               61,010           41,784            27,392
Operating income (loss)................          4,685             10,354               14,768            7,517          (10,416)
Net income (loss)......................          2,813              8,662               12,490            5,761          (10,913)
Net income (loss) per share............           0.17               0.57                 0.80             0.49            (1.09)
Weighted average number of
  shares outstanding...................         16,818             15,196               15,690           11,805            10,041

BALANCE SHEET DATA
Working capital........................        $81,544            $81,455              $84,329          $17,732           $13,957
Total assets...........................        143,067            118,810              129,199           57,788            38,453
Long-term portion of
  capitalized leases...................          3,041              2,526                2,186              122               450
Total stockholders' equity.............        108,559             97,551              103,109           35,282            26,231

              MARKET PRICES OF THE COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol MNPI. The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock as quoted on the Nasdaq National Market. The Company has never paid cash dividends on the Common Stock.

                                                                HIGH             LOW
                                                                ----             ---
FISCAL YEAR ENDED MARCH 31, 1996
    First Quarter...........................................  $ 16 7/8         $  9 5/8
    Second Quarter..........................................    22 1/4           15
    Third Quarter...........................................    28               14 5/8
    Fourth Quarter..........................................    34 1/2           18 7/8
FISCAL YEAR ENDED MARCH 31, 1997
    First Quarter...........................................  $ 31 1/8         $ 10
    Second Quarter .........................................    13 3/4            5 1/2
    Third Quarter...........................................    16                7 7/8
    Fourth Quarter..........................................    13 3/4            8 3/4
FISCAL YEAR ENDED MARCH 31, 1998
    First Quarter (through April 15, 1997)..................  $ 16 1/8         $  8 1/4

           On April 9, 1997, the last full day of trading before public announcement of the execution of the Merger Agreement, the reported closing sales price per share of Common Stock on the Nasdaq National Market was $10 1/2. On May 14, 1997, the last full day of trading prior to the printing of this Information Statement, the reported closing sales price per share of Common Stock on the Nasdaq National Market was $_____.

    SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES

                    SECURITY OWNERSHIP OF THE COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           Shares of Common Stock are the only class of voting securities of the Company outstanding. Each share of Common Stock is entitled to one vote on each matter to be considered at meetings of shareholders, including the election of directors. As of the Record Date, there were __________ shares of Common Stock outstanding.

           The following table sets forth, as of the Record Date, the beneficial ownership of the Company's common stock: (i) by each shareholder known by the Company to own beneficially at least 5% of the Shares; (ii) by each director;
(iii) by certain executive officers; and (iv) by all executive officers and directors as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the Shares listed.

                                                    Shares Owned
                                                    ------------

Beneficial Owner                             Number                Percent
----------------                             ------                -------
Compaq Computer Corporation                  ________              [90+]%
20555 SH 249
Houston, TX  77070

Lewis A. Bergins                             ________                   *

Peter J. Minihane                            ________                   *

Mark Freitas                                 ________                   *

Roland D. Pampel                             ________                   *

James M. Dow                                 ________                   *

Fred L. Luconi                               ________                   *

John C. Rutherford                           ________                   *

Michael I. Schneider                         ________                   *

Donald G. Kennedy                            ________                   *

Executive officers and directors as a        ________                ____
group (9 persons)

------------------
* Less than 1%.

                           INCORPORATION BY REFERENCE

           The following documents previously filed with the Commission by the Company and Compaq pursuant to the Exchange Act are incorporated by reference into this Information Statement: (1) the Annual Report on Form 10-K of Compaq for the fiscal year ended December 31, 1996; (2) the Current Reports on Form 8-K filed by Compaq on April 10, 1997 and April 16, 1997; (3) the Tender Offer Statement on Schedule 14D-1 filed by Compaq on April 16, 1997; (4) the Quarterly Report on Form 10-Q of Compaq for the quarterly period ended March 31, 1997; (5) the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company dated April 17, 1997; (6) the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 1996; and (7) the Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended June 30, 1996, September 30, 1996 and December 31, 1996.

           All documents filed by Compaq or the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

           THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS INFORMATION STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF COMPANY DOCUMENTS, TO PETER J. MINIHANE, EXECUTIVE VICE PRESIDENT, MICROCOM, INC. 500 RIVER RIDGE DRIVE, NORWOOD, MASSACHUSETTS 02062, TELEPHONE:
(617) 551-1000, AND IN THE CASE OF COMPAQ DOCUMENTS, TO J. DAVID CABELLO, SENIOR VICE PRESIDENT, COMPAQ COMPUTER CORPORATION, 20555 S.H. 249, HOUSTON, TEXAS 77070, TELEPHONE 281-370-0670.


                                  OTHER MATTERS

           The Board does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, they will be considered by the stockholders present at the meeting.

                                              By order of the Board of Directors

                                              WILLIAM C. ROGERS
                                              Clerk

May 30, 1997

                                                                         ANNEX I

                                                                  CONFORMED COPY



                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                  APRIL 9, 1997

                                      AMONG

                                 MICROCOM, INC.

                           COMPAQ COMPUTER CORPORATION

                                       AND

                               COMPAQ-BOSTON, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1

THE OFFER

SECTION 1.1.   The Offer.......................................................1
SECTION 1.2.   Company Action..................................................1
SECTION 1.3.   Directors.......................................................2


ARTICLE 2

THE MERGER

SECTION 2.1.   The Merger......................................................3
SECTION 2.2.   Conversion of Shares............................................4
SECTION 2.3.   Surrender and Payment...........................................4
SECTION 2.4.   Dissenting Shares...............................................5
SECTION 2.5.   Stock Options...................................................6
SECTION 2.6.   Employee Stock Purchase Plan....................................6
SECTION 2.7.   Option Restricted Stock.........................................7


ARTICLE 3

THE SURVIVING CORPORATION

SECTION 3.1.   Articles of Organization........................................7
SECTION 3.2.   Bylaws..........................................................7
SECTION 3.3.   Directors and Officers..........................................7


ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1.   Corporate Existence and Power...................................8
SECTION 4.2.   Corporate Authorization.........................................8

SECTION 4.3.   Governmental Authorization......................................8
SECTION 4.4.   Non-Contravention...............................................8
SECTION 4.5.   Capitalization..................................................9
SECTION 4.6.   Subsidiaries....................................................9
SECTION 4.7.   SEC Filings....................................................10

                                                                            Page
                                                                            ----

SECTION 4.8.   Financial Statements...........................................10
SECTION 4.9.   Disclosure Documents...........................................11
SECTION 4.10.  Absence of Certain Changes.....................................11
SECTION 4.11.  No Undisclosed Material Liabilities............................13
SECTION 4.12.  Litigation.....................................................13
SECTION 4.13.  Taxes..........................................................13
SECTION 4.14.  ERISA..........................................................13
SECTION 4.15.  Compliance with Laws...........................................15
SECTION 4.16.  Finders' Fees..................................................15
SECTION 4.17.  Patents and Other Proprietary Rights...........................15
SECTION 4.18.  Environmental Matters..........................................16
SECTION 4.19.  Approvals; Antitakeover Provisions.............................17


ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 5.1.   Corporate Existence and Power..................................17
SECTION 5.2.   Corporate Authorization........................................17
SECTION 5.3.   Governmental Authorization.....................................17
SECTION 5.4.   Non-Contravention..............................................18
SECTION 5.5.   Disclosure Documents...........................................18
SECTION 5.6.   Finders' Fees..................................................18


ARTICLE 6

COVENANTS OF THE COMPANY

SECTION 6.1.   Conduct of the Company.........................................19
SECTION 6.2.   Stockholder Meeting; Proxy Material............................19
SECTION 6.3.   Access to Information..........................................20
SECTION 6.4.   Other Offers...................................................20


ARTICLE 7

COVENANTS OF BUYER

SECTION 7.1.   Obligations of Merger Subsidiary...............................21
SECTION 7.2.   Voting of Shares...............................................21
SECTION 7.3.   Director and Officer Liability.................................21
SECTION 7.4.   Tax Certification..............................................21

                                                                            Page
                                                                            ----
ARTICLE 8

COVENANTS OF BUYER AND THE COMPANY

SECTION 8.1.   Best Efforts...................................................21
SECTION 8.2.   Certain Filings................................................22
SECTION 8.3.   Public Announcements...........................................22
SECTION 8.4.   Notices of Certain Events......................................22
SECTION 8.5.   Employee Benefits..............................................22
SECTION 8.6.   Further Assurances.............................................23


ARTICLE 9

CONDITIONS TO THE MERGER

SECTION 9.1.   Conditions to the Obligations of Each Party....................23


ARTICLE 10

TERMINATION

SECTION 10.1.  Termination....................................................23
SECTION 10.2.  Effect of Termination..........................................24


ARTICLE 11

MISCELLANEOUS

SECTION 11.1.  Notices........................................................24
SECTION 11.2.  Survival of Representations and Warranties.....................25
SECTION 11.3.  Amendments; No Waivers.........................................25
SECTION 11.4.  Fees and Expenses..............................................26
SECTION 11.5.  Successors and Assigns.........................................26
SECTION 11.6.  Governing Law..................................................27
SECTION 11.7.  Counterparts; Effectiveness....................................27
SECTION 11.8.  Entire Agreement...............................................27
SECTION 11.9.  Definitions....................................................27

                          AGREEMENT AND PLAN OF MERGER


           AGREEMENT AND PLAN OF MERGER dated as of April 9, 1997 among Microcom, Inc., a Massachusetts corporation (the "COMPANY"), Compaq Computer Corporation, a Delaware corporation ("BUYER"), and Compaq-Boston, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Buyer ("MERGER SUBSIDIARY").

           The parties hereto agree as follows:

                                    ARTICLE 1

                                    THE OFFER

           SECTION 1.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "OFFER") to purchase all of the outstanding shares (the "SHARES") of common stock, $0.01 par value per share, of the Company (the "COMMON STOCK") at a price of $16.25 per Share, net to the seller in cash. The Offer shall be subject to the condition that a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or amends the terms and conditions of the Offer in a manner adverse to the Company.

           (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the SEC (as defined in Section 4.7) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"). Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the
Schedule 14D-1 prior to its being filed with the SEC.

           SECTION 1.2. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full any applicable requirements of the Business Corporation Law of the Commonwealth of Massachusetts ("MASSACHUSETTS LAW" OR "MBCL") and any applicable requirements of Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws, and (iii) unanimously resolved, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 6.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Choate, Hall & Stewart ("COMPANY COUNSEL"), to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Morgan Stanley & Co. Incorporated has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Buyer will return such materials promptly if the Offer is not consummated.

           (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

           SECTION 1.3. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section ) multiplied by (ii) the percentage that the number of Shares beneficially owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding; and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board and (B) each board of directors (and committee thereof) of each Subsidiary (as defined in Section 4.6). Notwithstanding the foregoing, the Company shall use its best efforts to cause at least three members of the Company's Board of Directors as of the date hereof who are not employees of the Company (the "CONTINUING DIRECTORS") to remain members of the Board of Directors until the Effective Time (as defined in Section 2.1(b)), and the Buyer consents thereto.

           (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.3) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section . Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                    ARTICLE 2

                                   THE MERGER

           SECTION 2.1. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Section 78 of the MBCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

           (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file articles of merger ("ARTICLES OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts and make all other filings or recordings required by Massachusetts Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts (the "EFFECTIVE TIME").

           (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Massachusetts Law.

           SECTION 2.2.  Conversion of Shares.   At the Effective Time:

           (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

           (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

           (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) or as provided in Section
2.4 with respect to Shares as to which appraisal rights have been exercised or as provided in Section 2.7 with respect to Option Restricted Stock, be converted into the right to receive $16.25 in cash, without interest (the "MERGER CONSIDERATION").

           SECTION 2.3. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

           (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

           (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

           (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

           (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

           (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

           SECTION 2.4. Dissenting Shares. Notwithstanding Section 2.2, Shares which are held of record by stockholders who shall not have voted such Shares in favor of the Merger, if applicable, and who shall have properly exercised rights to demand payment of the fair value of such Shares in accordance with Sections 86 through 98, inclusive, of the MBCL shall not be converted into the right to receive the Merger Consideration, but the holders thereof instead shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Sections 86 to 92, inclusive, of the MBCL, provided, however, that
(i) if such a holder fails to file a notice of election to dissent in accordance with Section 86 of the MBCL or, after filing such notice of election, subsequently delivers an effective written withdrawal of such notice or fails to establish his entitlement to appraisal rights as provided in Sections 87 through 98, inclusive, of the MBCL, or (ii) if such holder shall otherwise lose his appraisal rights, then in either of such cases such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the payment of fair value for Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

           SECTION 2.5. Stock Options. (a) At the Effective Time, each option to purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (except for the Microcom, Inc. 1987 Employee Stock Purchase Plan (the "COMPANY STOCK PURCHASE PLAN")) that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated hereby) held by (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company or (iii) any director or former director of the Company shall be canceled, and Buyer shall pay each such holder in cash at the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (B) the number of shares to which such option relates.

           (b) Except as otherwise provided in Section 2.5(a) above, at the Effective Time, each option to purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (except for the Company Stock Purchase Plan), whether or not vested or exercisable, shall be canceled, and Buyer shall issue in exchange therefor an option to purchase shares of common stock of Buyer (a "SUBSTITUTE OPTION"). The number of shares of Buyer's common stock subject to such Substitute Option and the exercise price thereunder shall be computed in compliance with the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"). Such Substitute Option shall vest in accordance with the same schedule and shall have the same term as the original option in respect of which it is granted, and shall otherwise be subject to all of the other terms and conditions of options granted under the employee stock option or compensation plan or arrangement of Buyer. The Substitute Option will not qualify as an incentive stock option under
Section 422 of the Code. Notwithstanding the foregoing, in the case of any Substitute Option issued in exchange for an option exercisable for shares of Common Stock which shares would upon exercise, as of the Effective Time, be subject to contractual forfeiture or resale restrictions ("FORFEITURE PROVISIONS"), the Substitute Option shall become exercisable according to a schedule that mirrors the expiration of such Forfeiture Provisions, but the shares of Buyer's common stock acquired upon exercise of the Substitute Option shall not be subject to Forfeiture Provisions.

           (c) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Sections 2.5(a) and 2.5(b).

           SECTION 2.6. Employee Stock Purchase Plan. (a) As of the Effective Time, the Company Stock Purchase Plan shall be terminated. Buyer shall pay each participant in any current offering under such Plan in cash at or promptly after the Effective Time, in cancellation of all rights under such Plan, the amount of such participant's account balance under the Plan.

           (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Stock Purchase
Plan) that are necessary to give effect to the transactions contemplated by
Section 2.6(a).

           SECTION 2.7. Option Restricted Stock. The provisions of this Section
2.7 shall apply to each share of Common Stock acquired upon exercise of an option granted under any stock option or incentive plan of the Company that as of the Effective Date is subject to Forfeiture Provisions ("OPTION RESTRICTED STOCK"). Notwithstanding Section 2.2, the Option Restricted Stock shall not be tendered by any holder thereof into the Offer and shall be canceled immediately prior to the Effective Time. In consideration of such forbearance and cancellation, Buyer shall grant, as of the Effective Time, to each former holder of Option Restricted Stock, a number of shares of Buyer common stock having a market value, based on the most recent per share closing price of Buyer common stock on the New York Stock Exchange prior to the Effective Date, equal to the product of (i) the number of shares of Option Restricted Stock formerly held by such holder and (ii) the Merger Consideration. Such Buyer common stock shall be subject to the same Forfeiture Provisions as applied to the Option Restricted Stock immediately prior to the cancellation thereof. The Company shall use its best efforts to obtain such consents by the affected holders of Option Restricted Stock as are necessary to effect the provisions of this Section 2.7.


                                    ARTICLE 3

                            THE SURVIVING CORPORATION

           SECTION 3.1. Articles of Organization. (a) The Articles of Organization of the Surviving Corporation shall be amended pursuant to the Articles of Merger to read in their entirety as set forth in the Articles of Organization of Merger Subsidiary, except that the name of the Surviving Corporation shall be "Microcom, Inc."

           (b) The Surviving Corporation shall initially be authorized to issue up to 100,000 shares of its common stock, par value $.01 per share.

           (c) The purposes of the Surviving Corporation shall be as set forth in the Articles of Organization of Merger Subsidiary as in effect on the date hereof until such time as such purposes may be amended as provided in the Articles of Organization of the Surviving Corporation and by applicable law.

           SECTION 3.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

           SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Buyer that:

           SECTION 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer true and complete copies of the Company's Articles of Organization and bylaws as currently in effect.

           SECTION 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the following sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the Shares approving this Agreement is the only vote of the holders of the Company's capital stock necessary to approve the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

           SECTION 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with Massachusetts Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

           SECTION 4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Articles of Organization or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary except, in the case of clauses (b), (c) and
(d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           SECTION 4.5. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value per share. As of April 9, 1997, there were outstanding 16,288,011 shares of Common Stock and stock options to purchase an aggregate of 2,102,346 shares of Common Stock (all of which are currently exercisable) at an average exercise price of $8.24 per share (of which options to purchase an aggregate of 687,608 shares of Common Stock were vested). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Common Stock issuable upon exercise of outstanding stock options have been duly authorized and will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section and except for changes since April 9, 1997 resulting from the exercise of stock options and purchase rights outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

           SECTION 4.6. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended March 31, 1996 (the "COMPANY 10-K").

           (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

           SECTION 4.7. SEC Filings. (a) The Company has delivered to Buyer (i) the Company's annual reports on Form 10-K for its fiscal years ended March 31, 1994, 1995, and 1996, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended December 31, 1996 (the "COMPANY 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 1996 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since March 31, 1996.

           (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

           SECTION 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K referred to in Section 4.7 and the Company 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1996 set forth in the Company 10-Q and "BALANCE SHEET DATE" means December 31, 1996.

           SECTION 4.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

           (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and at the time of consummation of the Offer, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

           (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           SECTION 4.10. Absence of Certain Changes. Except as disclosed in writing to Buyer prior to the date hereof, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

           (a) any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

           (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

           (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

           (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

           (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices or any amendment of the terms of any loan to executive officers or directors;

           (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

           (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

           (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

           (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

           (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice; or

           (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

           SECTION 4.11. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

           (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

           (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

           (c) liabilities or obligations under this Agreement.

           SECTION 4.12. Litigation. Except as set forth in the Company 10-K, there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official (x) as of the date hereof, or (y) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

           SECTION 4.13. Taxes. The Company has filed all material tax returns, statements, reports and forms required to be filed with any tax authority when due and in accordance with all applicable laws, and all taxes shown as due and payable thereon have been timely paid, or withheld and remitted, to the appropriate taxing authority. No deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof except for deficiencies which would not have a Material Adverse Effect. The Company and Subsidiaries do not own any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

           SECTION 4.14. ERISA. (a) The Company has provided Buyer with a list identifying each "EMPLOYEE BENEFIT PLAN", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section, "AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. At no time has the Company or any Person who from time to time is or was an affiliate of the Company ever maintained an employee benefit plan that is subject to Title IV of ERISA.

           (b) Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

           (c) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

           (d) Subject to Section 8.5 and except as disclosed in writing to Buyer prior to the date hereof, no employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

           (e) No Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company and its affiliates.

           (f) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve months ended on the Balance Sheet Date.

           (g) Except as disclosed in writing to Buyer prior to the date hereof, neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement with any officer, consultant, director or employee.

           SECTION 4.15. Compliance with Laws. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for any such violation that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

           SECTION 4.16. Finders' Fees. Except for Morgan Stanley & Co. Incorporated and Vannevar Management, Inc., copies of whose engagement agreements have been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

           SECTION 4.17. Patents and Other Proprietary Rights. The Company and Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collectively the "INTELLECTUAL PROPERTY RIGHTS"). The Company and Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another entity or person, including, without limitation sole or exclusive licenses limited to specific fields of use. To the best of the Company's knowledge, the patents owned by the Company and Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and Subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not have a Material Adverse Effect. Except as disclosed in writing to Buyer prior to the date hereof: (i) the Company has no knowledge of any infringement by any other party of any of the Intellectual Property Rights, and (ii) the Company and Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. To the best of the Company's knowledge, the Company and Subsidiaries have not and do not violate or infringe any intellectual property right of any other person or entity, and the Company and Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other person or entity, except as disclosed in writing to Buyer prior to the date hereof and except for any such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and Subsidiaries have not been sued for infringing any intellectual property right of another entity or person. Except as disclosed in writing to Buyer prior to the date hereof, none of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person or entity other than those persons or entities who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

           SECTION 4.18. Environmental Matters. (a) Except as set forth in the Company 10-K:

                      (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance; and

                     (ii) there are no Environmental Liabilities that have had or could reasonably be expected to have a Material Adverse Effect.

           (b) Except as disclosed in writing to Buyer prior to the date hereof, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer prior to the date hereof.

           (c) For purposes of this Section 4.18, the following terms shall have the meanings set forth below:

                     "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

                     "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction or requirement relating to human health, the environment or pollutants, contaminants, chemicals, toxins, hazardous substances or wastes.

                     "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by

                     Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

                     "HAZARDOUS SUBSTANCES" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

           SECTION 4.19. Approvals; Antitakeover Provisions. The Company has taken all action necessary to approve the Offer and the Merger such that the approval is sufficient to render entirely inapplicable to the Offer and Merger or Buyer or Merger Subsidiary the provisions of Chapter 110C, 110D, 110E and 110F of the Massachusetts General Laws. No other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by this Agreement.


                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to the Company that:

           SECTION 5.1. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

           SECTION 5.2. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

           SECTION 5.3. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with Massachusetts Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

           SECTION 5.4. Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or the Articles of Organization or bylaws of Merger Subsidiary, (b) assuming compliance with the matters referred to in
Section 5.3, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except, in the case of (b) and (c), for such matters as would not materially adversely effect the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

           SECTION 5.5. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

           (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

           SECTION 5.6. Finders' Fees. Except for Greenhill & Co., LLC, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                            COVENANTS OF THE COMPANY

           SECTION 6.1. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

           (a) the Company will not adopt or propose any change in its Articles of Organization or bylaws;

           (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person, other than purchases of materials or products in the ordinary course of business;

           (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

           (d) the Company will not, and will not permit any Subsidiary to, settle or compromise any suit or claims or threatened suit or claim relating to the transactions contemplated hereby;

           (e) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; and

           (f) the Company will not, and will not permit any Subsidiary to, take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

           SECTION 6.2. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement, unless a vote shall not be required under Massachusetts Law. The Directors of the Company shall, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 6.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, recommend approval and adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

           SECTION 6.3. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section 6.3, shall affect any representation or warranty given by the Company to Buyer hereunder.

           SECTION 6.4. Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) except as may be required, in response to an unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after (i) the Company has received any Acquisition Proposal, (ii) the Company has actual knowledge that any Person is considering making an Acquisition Proposal, or
(iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person that the Company has actual knowledge is considering making, or has made, an Acquisition Proposal. The Company will keep Buyer fully informed of the status and details of any such Acquisition Proposal or request. The Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 11.9). The Company shall, and shall cause its Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

                                    ARTICLE 7

                               COVENANTS OF BUYER

           SECTION 7.1. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

           SECTION 7.2. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

           SECTION 7.3. Director and Officer Liability. For five years after the Effective Time, Buyer will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Articles of Organization and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For five years after the Effective Time, Buyer will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section , Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in the twelve months ended December 31, 1996, which amount has been disclosed to Buyer. Buyer, Merger Subsidiary and the Company acknowledge and agree that any directors and officers, present or former, of the Company are third party beneficiaries under this Section 7.3 and, as such, shall be entitled to the benefits of all covenants and obligations of Buyer hereunder.

           SECTION 7.4. Tax Certification. At any time during the period beginning on the date hereof and ending on the Effective Time, the Company shall provide to Buyer, within two business days of a request by Buyer, a certificate meeting the requirements of Treas. Reg. Sec. 1.897-2(h) to the effect that the Company is not, nor has it been within 5 years of the date thereof, a "United States real property holding corporation" as defined in Section 897 of the Code.


                                    ARTICLE 8

                       COVENANTS OF BUYER AND THE COMPANY

           SECTION 8.1. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

           SECTION 8.2. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

           SECTION 8.3. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such consultation.

           SECTION 8.4. Notices of Certain Events. The Company shall promptly notify Buyer, and Buyer shall promptly notify the Company, of:

           (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

           SECTION 8.5. Employee Benefits. Buyer and the Company agree to appoint personnel from their respective human relations departments that will meet and coordinate the manner of transition of the insurance, compensation and other benefit plans of the Company following the Merger. The parties agree that for two years following the Effective Time, the Company's employees will be provided benefits that are substantially comparable in the aggregate to those provided by the Company to its employees as of the date hereof, excluding all forms of stock-based or equity-based compensation.

           SECTION 8.6. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 9

                            CONDITIONS TO THE MERGER

           SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

           (a) if required by Massachusetts Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

           (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or has been terminated;

           (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

           (d) Buyer shall have purchased Shares pursuant to the Offer.


                                   ARTICLE 10

                                   TERMINATION

           SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

           (a) by mutual written consent of the Company and Buyer;

           (b) by either the Company or Buyer, if the Offer has not been consummated by June 4, 1997;

           (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

           (d) by Buyer, upon the occurrence of any Trigger Event described in clauses (i) or (ii) of Section 11.4(b); or

           (e) by the Company, upon the occurrence of any Trigger Event described in clause (i)(A) of Section 11.4(b).

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or
(d) shall give written notice of such termination to the other party in accordance with Section 11.1.

           SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 11.4 shall survive the termination hereof.


                                   ARTICLE 11

                                  MISCELLANEOUS

           SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                     if to Buyer or Merger
                            Subsidiary to:        Alan G. Lutz
                                                  Senior Vice President
                                                  Communication Products Group
                                                  Compaq Computer Corporation
                                                  20555 SH 249
                                                  Houston, TX  77070

                            with copies to:       J. David Cabello, Esq.
                                                  Senior Vice President
                                                  General Counsel and Secretary
                                                  Compaq Computer Corporation
                                                  20555 SH 249
                                                  Houston, TX  77070

                                  Davis Polk & Wardwell
                                  450 Lexington Avenue
                                  New York, NY  10017
                                  Attn:  Christopher Mayer, Esq.

         if to the Company, to:   Microcom, Inc.
                                  500 River Ridge Drive
                                  Norwood, MA  02062-5028
                                  Attn:  Lewis A. Bergins
                                         President and Chief Executive Officer

                with a copy to:   Choate, Hall & Stewart
                                  Exchange Place
                                  53 State Street
                                  Boston, MA  02109
                                  Attn:  William C. Rogers, Esq.


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

           SECTION 11.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Section 11.4.

           SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective.

           (b) A termination of this Agreement pursuant to Section 10.01 or an amendment of this Agreement in accordance with Section 11.3(a) shall, in order to be effective, require in the case of the Company action by its Board of Directors or the duly authorized designee of its Board of Directors. In the event that Buyer's designees are appointed or elected to the Board of Directors of the Company as provided in Section 1.3, after the consummation of the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the Continuing Directors shall be required for the Company to agree to amend, waive compliance with or terminate this Agreement.

           (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 11.4. Fees and Expenses. (a) Except as otherwise provided in this Section , all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           (b) The Company agrees to pay Buyer a fee in immediately available funds equal to $10,460,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

                       (i) (A) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, or (B) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger;

                      (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares; or

                     (iii) this Agreement shall have been terminated in accordance with Section 10.1(b) and (x) the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement or (y) an Acquisition Proposal is received prior to June 4, 1997 and not publicly rejected by the Company's Board of Directors.

           (c) The Company agrees to pay Buyer an amount in immediately available funds equal to the sum of (i) Buyer's out-of-pocket expenses incurred in connection with this transaction (but not to exceed $2 million) and (ii) $2 million, if this Agreement shall have been terminated in accordance with Section 10.1(b) and any representation or warranty made by the Company in this Agreement shall not have been true and correct as of the date hereof; provided that in the event the Company has made a payment to Buyer pursuant to Section 11.4(b) it shall not be required to make any further payment to Buyer pursuant to this
Section 11.4(c).

           SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that

Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

           SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

           SECTION 11.7. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for Section 7.3 hereof, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

           SECTION 11.8. Entire Agreement. This Agreement and the Confidentiality and Nondisclosure Agreement effective as of April 9, 1997 between Buyer and the Company ("CONFIDENTIALITY AGREEMENT") constitute the entire agreement among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof.

           SECTION 11.9. Definitions. Each of the following terms is defined in the Section set forth opposite such term:

                            Term                                   Section
                            ----                                   -------

               Acquisition Proposal                                  6.4
               Articles of Merger                                    2.1
               Balance Sheet                                         4.8
               Balance Sheet Date                                    4.8
               Code                                                  2.5
               Common Stock                                          1.1
               Company Counsel                                       1.2
               Company Disclosure Documents                          4.9
               Company Proxy Statement                               4.9
               Company Securities                                    4.5
               Company Stockholder Meeting                           6.2
               Company Stock Purchase Plan                           2.5
               Company 10-K                                          4.6
               Company 10-Q                                          4.7
               Confidentiality Agreement                            11.8

                          Term                                     Section
                          ----                                     -------

               Continuing Directors                                  1.3
               Effective Time                                        2.1
               Employee Plans                                        4.14
               Environmental Laws                                    4.18
               Environmental Liabilities                             4.18
               ERISA                                                 4.14
               Exchange Act                                          4.3
               Exchange Agent                                        2.3
               Hazardous Substances                                  4.18
               HSR Act                                               4.3
               Lien                                                  4.4
               Massachusetts Law                                     1.2
               Material Adverse Effect                               4.1
               MBCL                                                  1.2
               Merger                                                2.1
               Merger Consideration                                  2.2
               Minimum Condition                                     1.1
               Offer                                                 1.1
               Offer Documents                                       1.1
               Option Restricted Stock                               2.7
               Person                                                2.3
               Schedule 14D-9                                        1.2
               SEC                                                   4.7
               Shares                                                1.1
               Subsidiary                                            4.6
               Subsidiary Securities                                 4.6
               Substitute Option                                     2.5
               Surviving Corporation                                 2.1
               Trigger Event                                        11.4

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective authorized officers as of the day and year first above written.

                                   MICROCOM, INC.



                                   By: /s/ Lewis A. Bergins
                                       --------------------------
                                       Lewis A. Bergins
                                       President



                                   By: /s/ Peter Minihane
                                       --------------------------
                                       Peter Minihane
                                       Treasurer


                                   COMPAQ COMPUTER CORPORATION



                                   By: /s/ Eckhard Pfieffer
                                       -------------------------
                                       Eckhard Pfeiffer
                                       President and Chief Executive Officer


                                   COMPAQ-BOSTON, INC.



                                   By: /s/ Alan G. Lutz
                                       --------------------------
                                       Alan G. Lutz
                                       President



                                   By: /s/ Earl L. Mason
                                       --------------------------
                                       Earl L. Mason
                                       Treasurer

                                                                         ANNEX I


          Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) the Minimum Condition has not been satisfied by June 4, 1997, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by June 4, 1997, or (iii) at any time on or after April 9, 1997 and prior to the acceptance for payment of Shares, any of the following conditions exist:

           (a) there shall be threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise is reasonably likely to have a Material Adverse Effect or materially adversely affect Buyer and its subsidiaries, taken as a whole; or

           (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above; or

           (c) (i) there shall be initiated, threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Buyer, would materially adversely affect the Company and its Subsidiaries, taken as a whole, or (ii) except as disclosed in writing to Buyer prior to the date hereof, there has been since the Balance Sheet Date any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or

           (d) there shall have occurred a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of this Agreement through the date of termination or expiration of the Offer; or

           (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue as of such date); or

           (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger; or

           (g) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares; or

           (h) the Merger Agreement shall have been terminated in accordance with its terms.


           The foregoing conditions are for the sole benefit of Buyer and Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

                                                                        ANNEX II


MORGAN STANLEY                                   CONFORMED COPY

                                                 MORGAN STANLEY & CO.
                                                 INCORPORATED
                                                 555 CALIFORNIA STREET
                                                 SAN FRANCISCO, CALIFORNIA 94104
                                                 (415) 576-2000



                                  April 9, 1997



Board of Directors
Microcom, Inc.
500 River Ridge Drive
Norwood, Massachusetts  02062-5028


Gentlemen:

We understand that Microcom, Inc. ("Microcom" or the "Company"), Compaq Computer ("Buyer") and Buyer Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of April 9, 1997 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Target for $16.25 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each issued and outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $16.25 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Company and the Buyer;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) analyzed certain financial projections prepared by the management of the Company;

Microcom, Inc.
April 9, 1997
Page 2

         (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

         (v) reviewed the reported prices and trading activity for the Common Stock;

         (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii) participated in discussions and negotiations among representatives of the Company and, Buyer and their financial and legal advisors;

         (ix)     reviewed the Merger Agreement and certain related documents;

         (x) participated in discussions with certain third parties, including Buyer, who expressed interest in acquiring the Company or certain assets of the Company, which led to the proposed Merger; and

         (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have relied upon, without independent verification, the assessment by the management of the Company of the Company's technologies and products, and the validity of, and risks associated with, the Company's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Buyer and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent; except that this opinion may be included in any filing with the Securities and Exchange Commission in connection with the Tender Offer and the Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to whether holders of Common Stock should accept the Tender Offer.

Microcom, Inc.
April 9, 1997
Page 3

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                               Very truly yours,

                                               MORGAN STANLEY & CO. INCORPORATED



                                               By:  /s/ Charles R. Cory
                                                    ----------------------------
                                                    Charles R. Cory
                                                    Managing Director

                                                                       ANNEX III


                                TEXT OF SECTIONS
                                    85 TO 98
                                     OF THE
                                  MASSACHUSETTS
                            BUSINESS CORPORATION LAW


SECTION 85.       DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK;
                  EXCEPTION

                  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86.       SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

                  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

                  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

           "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts."

SECTION 88.       NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

                  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89.       DEMAND FOR PAYMENT; TIME FOR PAYMENT

                  If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90.       DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

                  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.


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
SECTION 91.       PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

                  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92.       DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

                  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93.       REFERENCE TO SPECIAL MASTER

                  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94.       NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

                  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the


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
corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95.       COSTS, INTEREST

                  The cost of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96.       DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

                  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

                  (1) A bill shall not be filed within the time provided in section ninety;

                  (2) A bill, if filed, shall be dismissed as to such stockholder; or

                  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

                  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97.       STATUS OF SHARES PAID FOR

                  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.


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
SECTION 98.       EXCLUSIVE REMEDY; EXCEPTION

                  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.


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